Exhibit 10.3

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

Restatement Effective April 28, 2008

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

i

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 2 Selection/Enrollment/Eligibility		7

2.1	Selection by the Chief Executive Officer	7
2.2	Enrollment Requirements	7
2.3	Eligibility; Commencement of Participation	7
2.4	Change of Participating Employer	7

ARTICLE 3 Deferrals, Elections, and Vesting		8

3.1	Minimum and Maximum Deferral	8
3.2	Election to Defer; Effect of Election Form	8
3.3	Cancellation of Deferral	8
3.4	Crediting of Deferral Amounts	8
3.5	Participating Employer Matching Contributions	8
3.6	Crediting of Dividend Equivalents	9
3.7	Election of Payment	9
3.8	Vesting	9

ARTICLE 4 Accounts and Payouts		11

4.1	Value of Account Balances	11
4.2	Accounts Generally	11
4.3	Special Rules for Delayed Payment	11
4.4	Source	12
4.5	Withdrawal Payout; Cancellations for Unforeseeable Financial Emergencies	12
4.6	In-Service Payout Where No Unforeseeable Financial Emergencies	12
4.7	Acceleration of Payment	13

ARTICLE 5 Retirement Benefit		14

5.1	Retirement Benefit	14
5.2	Form of Retirement Benefits	14
5.3	Death Prior to Completion of Retirement Benefits	14
5.4	Change in Election of Retirement Benefit	14

ARTICLE 6 Pre-Retirement Survivor Benefit		15

6.1	Pre-Retirement Survivor Benefit	15
6.2	Payment of Pre-Retirement Survivor Benefits	15

ARTICLE 7 Disability Benefit		16

7.1	Disability Benefits	16
7.2	Payment of Disability Benefit	16
7.3	Death Prior to Completion of Disability Benefits	16

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

7.4	Change in Election of Disability Benefit	16

ARTICLE 8 Termination Benefit		17

8.1	Termination Benefit	17
8.2	Payment of Termination Benefit	17

ARTICLE 9 Beneficiary Designation		18

9.1	Beneficiary	18
9.2	Beneficiary Designation; Change; Spousal Consent	18
9.3	Acknowledgment	18
9.4	No Beneficiary Designation	18
9.5	Doubt as to Beneficiary	18
9.6	Discharge of Obligations	19

ARTICLE 10 Leave of Absence		20

10.1	Paid Leave of Absence	20
10.2	Unpaid Leave of Absence	20

ARTICLE 11 Termination, Amendment or Modification		21

11.1	Termination	21
11.2	Amendment	22
11.3	Effect of Payment	22

ARTICLE 12 Administration		23

12.1	Committee Duties	23
12.2	Agents	23
12.3	Binding Effect of Decisions	23
12.4	Indemnity of Committee	23
12.5	Participating Employer Information	23

ARTICLE 13 Claims Procedures		24

13.1	Claims for Benefits	24
13.2	Claim Denial	24
13.3	Claim Appeal	24
13.4	Appeal Decision	25
13.5	Requirement for Exhaustion	25
13.6	Delay for Information	25
13.7	Disability Claims	25

ARTICLE 14 Miscellaneous		26

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

14.1	Unsecured General Creditor	26
14.2	Participating Employer’s Liability	26
14.3	FICA and Other Taxes	26
14.4	Nonassignability	26
14.5	Coordination with Other Benefits	26
14.6	Not a Contract of Employment	26
14.7	Furnishing Information	27
14.8	Terms	27
14.9	Captions	27
14.10	Governing Law	27
14.11	Notice	27
14.12	Successors	27
14.13	Spouse’s Interest	27
14.14	Validity	28
14.15	Incompetent	28
14.16	Counterparts	28

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

Del Monte Corporation

AIP Deferred Compensation Plan

Amended and Restated Effective April 28, 2008

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of Del Monte Corporation, a Delaware corporation. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees as described in ERISA Section 201(2).

This Plan formerly was known as the Del Monte Corporation AIAP Deferred Compensation Plan. Effective July 1, 2004, the Plan was amended and restated for the purposes of changing its title and incorporating certain eligible participants previously covered under the Del Monte Corporation Executive Deferred Compensation Plan. The Plan was subsequently amended twice for compliance with Code Section 409A. Effective as of April 28, 2008, the Plan is hereby amended and restated to comply with the American Jobs Creation Act of 2004, Internal Revenue Code Section 409A and the final regulations issued thereunder.

Compliance

This Plan is intended to comply with the American Jobs Creation Act of 2004 and new Internal Revenue Code Section 409A and the regulations and guidance thereunder (“New Law”). This Plan was adopted effective as of July 1, 2004 prior to the issuance of all guidance and interpretation of the New Law and operated in good faith compliance in 2005, 2006 and 2007. This Plan is amended and restated as of April 28, 2008 in good faith compliance with the regulations issued on April 10, 2007 and guidance thereafter, including IRS Notice 2007-86.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, the number of Deferred Stock Units allocated to a Participant’s Elective Deferral Account and Employer Matching Contribution Account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of a Participant pursuant to the Plan. When preceded by a year, Account Balance shall mean the aggregate number of Deferred Stock Units deferred on account of a Plan Year commencing in that year (e.g., 2006 Account Balance means the Deferred Stock Units, including dividend allocations and Matching Contributions on such amount, based on the 2006 Plan Year). Each such Account Balance is referred to as a Plan Year Account Balance.

1.2	“Annual Incentive” shall mean any cash award paid or payable in respect of a Plan Year to a Participant under the Corporation’s Annual Incentive Plan (known as the “AIP”).

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Incentive that a Participant elects to defer, in accordance with Article 3, for any one Plan Year.

1.4	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.5	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6	“Board” shall mean the board of directors of the Corporation.

1.7	“Change in Control” shall mean a Change in Control as defined in the Del Monte Foods Company 2002 Stock Incentive Plan or any successor plan.

1.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.9	“Committee” shall mean the Del Monte Corporation Compensation and Employee Benefits Committee appointed by the Board.

1.10	“Common Stock” shall mean the shares of common stock of the Parent, par value $0.01 per share.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

1.11	“Corporation” shall mean Del Monte Corporation, a Delaware corporation.

1.12	“Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.13	“Deferred Stock Units” shall mean (a) with respect to a Participant’s Deferral Amount, the number of stock units (with fractions rounded up to the nearest whole share) obtained by dividing a Participant’s Deferral Amount by the Fair Market Value of a share of Common Stock on the effective date of the Participant’s deferral as set forth in Article 3 of the Plan, and (b) with respect to a Participating Employer Matching Contribution, the number of stock units (with fractions rounded up to the nearest whole share) obtained by dividing the Participating Employer Matching Contribution by the Fair Market Value of a share of Common Stock on the effective date of the Participant’s deferral as set forth in Article 3 of the Plan. Each Deferred Stock Unit will be credited with dividends and special distributions which will be converted into additional Deferred Stock Units as provided herein. Participants will not be entitled to voting rights on account of Deferred Stock Units. Each Deferred Stock Unit (or fraction thereof) will be converted into one (1) whole share of Common Stock upon the payment of any benefit under this Plan. No fractional shares of Common Stock will be issued under the Plan. If the calculation of the number of shares of Common Stock to be issued under this Plan results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

1.14	“Disability” shall mean physical or mental disability as a result of which the Participant is unable to perform his duties with the Participating Employer on substantially a full-time basis for any period of six (6) consecutive months and which also meets the disability requirements of Code Reg. §1.409A-3(i)(4). Any dispute as to whether or not the Participant is so disabled shall be resolved by a physician reasonably acceptable to the Participant and the Participating Employer whose determination shall be final and binding upon both the Participant and the Participating Employer. Notwithstanding the foregoing provisions, “Disability” when used in connection with the termination of employment with the Participating Employer of a Participant who at the time of such termination is a party to a written employment or retention agreement with the Participating Employer, shall have the meaning assigned to such term in such agreement; provided that no payment may be made under this Plan on account of Disability unless the disability also complies with the requirements of Code Reg. §1.409A-(3)(i)(4).

1.15	“Disability Benefit” shall mean a benefit set forth in Article 7.

1.16	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

1.17	“Elective Deferral Account” shall mean a Participant’s Deferral Amount adjusted in accordance with Section 3.4 and Section 3.6 of the Plan, net of all distributions from such account. This account shall be a bookkeeping entry only maintained by the applicable Participating Employer and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to the Participant pursuant to the Plan. A Participant shall have a fully vested and nonforfeitable interest in this account at all times.

1.18	“Eligible Employee” shall mean any employee of a Participating Employer who is at salary grade forty (40) and above.

1.19	“EBC” shall mean the Del Monte Corporation Employee Benefits Committee.

1.20	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.21	“Fair Market Value” of a share of Common Stock with respect to any day shall mean (a) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, or (b) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System, or (c) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion and in good faith compliance with Code Section 409A.

1.22	“Parent” shall mean the Del Monte Foods Company, a Delaware corporation.

1.23	“Participant” shall mean any Eligible Employee with respect to a Participating Employer (a) who is selected to participate in the Plan in accordance with Section 2.1, (b) who elects to participate in the Plan in accordance with Section 2.1, (c) who signs an Election Form and Beneficiary Designation Form; (d) whose signed Election Form and Beneficiary Designation Form are accepted by the Committee, (e) who commences participation in the Plan, and (f) whose Plan participation has not terminated.

1.24	“Participating Employer” shall mean any affiliate of the Corporation that is designated by the Board from time to time be a participating employer under the Plan.

1.25	“Participating Employer Matching Contribution” shall mean the Participating Employer contribution which matches a percentage of a Participant’s Annual Deferral Amount as set forth in Section 3.5 of the Plan, adjusted in accordance with Section 3.6 of the Plan.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

1.26	“Participating Employer Matching Contribution Account” shall mean a Participant’s share of Participating Employer Matching Contributions adjusted in accordance with Section 3.4 of the Plan, net of all distributions from such account. This account shall be a bookkeeping entry only maintained on behalf of the applicable Participating Employer and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to the Participant pursuant to the Plan. A Participant’s vested and nonforfeitable interest in each Participating Employer Matching Contribution credited to his or her account shall be determined in accordance with Section 3.6 of the Plan.

1.27

“Payment Date” shall mean the date a benefit is paid, in the case of a lump sum payment, or commences, in the case of installment payments, that is in the seventh (7th) full calendar month following the date the Participant Retires, dies, has a Termination of Employment or is Disabled.

1.28	“Plan” shall mean the “Del Monte Corporation AIP Deferred Compensation Plan”, which shall be evidenced by this instrument and, with respect to each Participant, by his or her Election Form and any other form designated by the Committee, as each may be amended from time to time.

1.29	“Plan Year” shall mean the period that is the Corporation’s fiscal year, commencing each year on the first day of the Corporation’s fiscal year (the first Monday after the Sunday closest to the end of April) and ending each year on the last day of the Corporation’s fiscal year (the Sunday closest to the end of April), except for the first Plan Year following the effective date of the prior amended and restated Plan, which was the period commencing July 1, 2004 and ending April 30, 2005. Plan Year shall also mean the same as fiscal year or “FY”. The year designating a Plan Year refers to the calendar year in which the fiscal year ends (e.g., FY2008 ends April 27, 2008).

1.30	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.31	“Retirement,” “Retire,” “Retires, or “Retired” shall mean severance from employment that is a separation from service, within the meaning of Code Reg. § 1.409A-1(h) with all Participating Employers on or after a Participant has attained age 55 and has at least ten (10) years of service, as determined under the Del Monte Savings Plan.

1.32	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.33

“Specified Employee” means a Participant who is a “key employee” as defined for purposes of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code), of the Employer or its affiliates. If a person is a Specified Employee as of December 31 of the preceding Plan Year, s/he is treated as a Specified Employee for the 12-month period beginning on April 1 of the Plan Year. For purposes of this Section 1.32, the term

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

“compensation” will be defined in accordance with Code Reg. §1.409A-1(i)(2), applied on a consistent basis for each period. Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A and the final regulations issued thereunder and is only applicable for period when the Employer or any Affiliate has stock that is publicly traded on an established securities market or otherwise in accordance with Code Reg. § 1.409A-1(i)

1.34	“Termination Benefit” shall mean the benefit set forth in Article 8.

1.35	“Termination of Employment” shall mean the ceasing of employment with all Participating Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence and shall be a separation from service within the meaning of Code Reg. § 1.409A-1(h).

1.36	“Unforeseeable Financial Emergency” shall mean an unforeseeable emergency, consistent with Code Section 409A and regulations thereunder, that would result in severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (b) a loss of the Participant’s property due to casualty, (c) the imminent foreclosure of or eviction from the Participant’s primary residence, (d) the need to pay for medical expenses, including non-refundable deductibles or prescription drug costs, (e) funeral expenses of a spouse or dependent (as described in Code Section 152(a)), or (f) such other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee based on the relevant facts and circumstances of the case but only to the extent the emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent the liquidation of the assets would not cause severe financial hardship, or by the cessation of deferrals under the Plan.

1.37	“Year of Service” shall mean a Plan Year (including the first Plan Year following the effective date of this amended and restated Plan) throughout which a Participant is

(a)	both employed by or in the service of any Participating Employer and a Participant in the Plan, or;

(b)	as to Participants previously covered under the Del Monte Corporation Executive Deferred Compensation Plan, both employed by or in the service of any Participating Employer and a Participant in the Plan and/or the Del Monte Corporation Executive Deferred Compensation Plan.

A Participant shall not receive duplicative credit for any period in which s/he is employed by more than one Participating Employer.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 2

Selection/Enrollment/Eligibility

2.1	Selection by the Chief Executive Officer. Participation in the Plan shall be limited to Eligible Employees. The Committee has designated the Chief Executive Officer of the Corporation. From among the Eligible Employees, the Chief Executive Officer of the Corporation shall select, in his sole and absolute discretion, those who may participate in the Plan for each Plan Year. Selection for any Plan Year is not necessarily assurance of selection for any other Plan Year.

2.2	Enrollment Requirements. As a condition to participation, each selected Eligible Employee shall complete, execute and return to the Committee, within the deadlines established by the Committee, an Election Form, and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary. In no event will any enrollment for a Plan Year be permitted after the last day of the immediately preceding Plan Year.

2.3	Eligibility; Commencement of Participation. Provided an Eligible Employee selected to participate herein has met all enrollment requirements set forth herein and required by the Committee, including returning all required documents to the Committee, that Eligible Employee shall commence participation in the Plan upon the first day of the Plan Year.

2.4	Change of Participating Employer. If a Participant moves from one Participating Employer to another during a Plan Year, that Participant’s Election Form shall be automatically amended to substitute the new Participating Employer; provided that the Participant shall continue participation for the balance of the Plan Year at the same deferral level s/he elected effective as of the beginning of such year.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 3

Deferrals, Elections, and Vesting

3.1	Minimum and Maximum Deferral. On any day of the election period established by the Committee which ends no later than immediately prior to the beginning of each Plan Year, a Participant may elect to defer up to one hundred percent (100%) but not less than five percent (5%), in whole percentages, of his or her Annual Incentive that would be payable for such Plan Year.

3.2	Election to Defer; Effect of Election Form. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Election Form, which election and form must be accepted by the Committee for a valid election to exist. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with its rules and procedures, no later than the end of the Plan Year preceding the Plan Year for which the election is made. As of the last day of the Plan Year immediately preceding the Plan Year for which the deferral is made, acceptable elections for that Plan Year will become irrevocable for that Plan Year. If no Election Form is timely delivered for a Plan Year, the Annual Incentive for that Plan Year shall not be deferred and no Annual Deferral Amount for such Plan Year shall be credited. For the 2005 Plan Year, elections were made in August 2004; for the 2006 Plan Year, elections were made by December 31, 2004.

3.3

Cancellation of Deferral. If a Participant becomes disabled during a Plan Year, within the meaning of this Section 3.3, the Committee may cancel any deferral for that Plan Year by a date that is not later than the end of the calendar year in which the Participant incurs the disability or the fifteenth (15th) day of the third month after the Participant incurs the disability. For purposes of this Section 3.3, a disability is a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

3.4	Crediting of Deferral Amounts. For each Plan Year, the elected percentage of the Annual Incentive shall be deferred at the time the Annual Incentive is or otherwise would be paid to the Participant, even if that occurs after the end of the Plan Year. The Annual Deferral Amount shall be credited to a Participant’s Elective Deferral Account at such time.

3.5	Participating Employer Matching Contributions. Each Participating Employer shall make matching contributions on behalf of any of its Participants in an amount not to exceed twenty-five percent (25%) of a Participant’s Annual Deferral Amount for a Plan Year. These matching contributions shall be credited to each Participant’s Participating Employer Matching Contribution Account on the same date and in the same manner as the Participant’s Annual Deferral Amount as set forth in Section 3.4 above.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

3.6	Crediting of Dividend Equivalents. For each Deferred Stock Unit credited to a Participant’s Account, Balance through the date of Retirement, death, Disability or Termination of Employment, additional Deferred Stock Units shall be credited at the same time that a dividend or other distribution of Common Stock or cash is paid to holders of Common Stock in an amount equal to the amount of the value of the dividend or other distribution divided by the Fair Market Value of a share of Common Stock on that date. No other interest or earnings are credited to an Account Balance.

3.7	Election of Payment. At the time of any election made under Section 3.2 for a Plan Year, a Participant shall also designate the form of payment of that Plan Year Account Balance to be made in the event of Retirement or Disability. In the event of death or Termination of Employment prior to Retirement or Disability, the form of payment is a lump sum amount. All payments are made in shares of Common Stock, subject to Section 4.6 regarding payment of taxes. The form of payment is determined by the earliest to occur of Retirement, Termination of Employment, death or Disability.

3.8	Vesting.

(a)	Elective Deferral Account. A Participant shall at all times be one hundred percent (100%) vested in his or her Elective Deferral Account including any dividend equivalents credited to this account under Section 3.6.

(b)	Participating Employer Matching Contributions; Class Year Vesting. A Participant shall vest in the Participating Employer Matching Contribution for a Plan Year credited to his or her Participating Employer Matching Contribution Account, including dividend equivalents credited to this account under Section 3.6, as follows, based on full, completed Years of Service measured from the beginning of such Plan Year:

Years of Service	Nonforfeitable Percentage
less than 1	0%
1 but less than 2	33.3%
2 but less than 3	66.6%
3 or more	100%

A Participant shall automatically become fully vested in all amounts credited to his or her Participating Employer Matching Contribution Account for all Plan Years if s/he dies while employed by a Participating Employer.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

(c)	Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, a Participant shall become one hundred percent (100%) vested (if not already vested in accordance with this Section 3.7) in all of the Participating Employer Matching Contributions credited to his or her Participating Employer Matching Contribution Account for all Plan Years.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 4

Accounts and Payouts

4.1	Value of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, the value of a Participant’s Account Balance at any time and from time to time shall be based upon the number of Deferred Stock Units and the Fair Market Value of Common Stock as of the valuation date established by the Committee.

4.2	Accounts Generally. A Participant’s Account Balance for purposes of elections to defer and for election of the form and timing of distributions shall be maintained in subaccounts as follows:

(a)	Pre-2005 Plan Year Benefits. Amounts deferred and/or credited as deferred under the Plan, as in effect before July 1, 2004, prior to the 2005 Plan Year are subject to the last election form in effect before the 2005 Plan Year.

(b)	2005 Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2005 Plan Year are subject to the last election form accepted by the Committee in August 2004.

(c)	2006 Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2006 Plan Year are subject to the last election form accepted by the Committee by December 31, 2004.

(d)	2007 and After Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2007 Plan Year are subject to the last election form accepted by the Committee no later than the last day of the 2006 Plan Year and amounts for each succeeding Plan Year are subject to an election form accepted by the Committee no later than the last day of the immediately preceding Plan Year.

4.3	Special Rules for Delayed Payment.

(a)	162(m) Compliance. A payment may be delayed, to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Corporation’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), in accordance with Code Reg. §1.409A-2(b)(7)(i).

(b)	Legal Compliance. A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Committee reasonably anticipates that making such payment will not cause such a violation of law. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

(c)	Delay for Specified Employees. Notwithstanding the provisions of Articles 5, 7 and 8, if a Participant is a Specified Employee, and payment is made on account of the Participant’s Retirement or Termination of Employment, no payment is made before a date that is six months after the date of such event unless a later payment date is specified under the Plan. Payments that would have been made during the six-month delay shall be accumulated and paid on the first business day of the seventh month after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

(d)	Other Delayed Payments. The Committee may direct the delay of any payment upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

4.4	Source. Any Deferred Stock Units issuable hereunder and any Common Stock payable hereunder, shall be deemed issued or paid under the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor plan approved by the Parent’s Board of Directors and stockholders of Parent.

4.5

Withdrawal Payout; Cancellations for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (a) cancel any deferrals required to be made by a Participant for the balance of such Plan Year and/or (b) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the vested portion of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit payable as of the date of termination of employment, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency including amounts necessary to pay any Federal, State or local income taxes or penalties reasonably anticipated to result from the withdrawal. If, subject to the sole discretion of the Committee, the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval and any payout shall be made in a lump sum on the thirtieth (30th) day following the date of approval. After cancellation of deferrals, a Participant may re-participate by making an election under Section 3.2.

4.6	In-Service Payout Where No Unforeseeable Financial Emergencies. From and after January 1, 2005, no Participant was permitted to withdraw all or any of the vested portion of his or her Account Balance for any reason other than pursuant to Section 4.5 prior to the Participant’s Termination of Employment, Retirement, death or Disability.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

4.7	Acceleration of Payment. Notwithstanding the provisions of the Plan to the contrary, the distribution of benefits under the Plan may be accelerated, in accordance with Code Section 409A and the rules and regulations thereunder, including, but not limited to, acceleration in connection with the following:

(a) Acceleration is permitted to make payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b) Acceleration is permitted to make payments as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(c) Acceleration is permitted to make payments of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2) on compensation deferred under the Plan, or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such amount.

(d) Upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A with respect to a Participant and the regulations thereunder, acceleration is permitted to make payments to the Participant not to exceed the amount required to be included in income as a result of any such failure.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 5

Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires before death, Disability or other Termination of Employment shall receive a Retirement Benefit equal to the vested portion of his or her Account Balance determined as of the date of Retirement.

5.2	Form of Retirement Benefits. Participant shall elect on an Election Form under Section 3.2 to receive the vested portion of his or her Account Balance as a Retirement Benefit payable in Common Stock for each Plan Year Account Balance either (a) in a lump sum or (b) in equal annual installments over a period of years not to exceed fifteen (15) years, on the Payment Date. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

5.3	Death Prior to Completion of Retirement Benefits. If a Participant dies after Retirement but before the Retirement Benefit is paid in full the Participant’s unpaid Retirement Benefit shall continue and shall be paid to the Participant’s Beneficiary for the remaining number of years in any installment period selected by the Participant; provided, however, if no Beneficiary is designated or in the event any such person is not then living, to his or her estate over the remaining number of years in the installment period and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

5.4	Change in Election of Retirement Benefit. A Participant may make one (1) change of an election to delay payment or change the form of a Retirement Benefit for a Plan Year Account Balance at any time prior to commencement of distribution of any benefit under the Plan by completing, executing and filing with the Committee a new election on a form designated by the Committee. Any such election to change is effective only if:

(a)	such election to change may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and

(c)	any such election to change may not be made less than twelve (12) months prior to the date of the first scheduled payment.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 6

Pre-Retirement Survivor Benefit

6.1	Pre-Retirement Survivor Benefit. If a Participant dies while employed by a Participating Employer but before s/he Retires or has a Termination of Employment, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s vested Account Balance determined as of the date of death.

6.2	Payment of Pre-Retirement Survivor Benefits. The Pre-Retirement Survivor Benefit shall be payable in Common Stock in a lump sum on the Payment Date. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 7

Disability Benefit

7.1	Disability Benefits. If a Participant has an event of Disability prior to Retirement, death or any Termination of Employment, then the Participant shall receive a Disability Benefit equal to the vested portion of his or her Account Balance determined as of the date of Disability.

7.2	Payment of Disability Benefit. A Participant shall elect on an Election Form under Section 3.2 to receive the vested portion of his or her Account Balance as a Disability Benefit payable in Common Stock for each Plan Year Account Balance either in (a) a lump sum or (b) equal annual installments over a period of years not to exceed fifteen (15) years, on the Payment Date. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

7.3	Death Prior to Completion of Disability Benefits. If a Participant dies after Disability onset but before the Disability Benefit is paid in full, the Participant’s unpaid Disability Benefit payments shall continue and shall be paid to the Participant’s Beneficiary for the remaining number of years in the installment period selected by the Participant; provided, however, if no Beneficiary is designated or, in the event any such person is not then living, to his or her estate over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

7.4	Change in Election of Disability Benefit. A Participant may make one (1) change of an election to change the form of a Disability Benefit for a Plan Year Account Balance at any time prior to commencement of distribution of any benefit under the Plan by completing, executing and filing with the Committee a new election on a form designated by the Committee. Any such election to change is effective only if:

(a)	such election to change may not take effect until at least twelve (12) months after the date on which the election is made; and

(b)	any such election to change may not be made less than twelve (12) months prior to the date of the first scheduled payment.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 8

Termination Benefit

8.1	Termination Benefit. If a Participant experiences a Termination of Employment prior to his or her Retirement, Disability or death, Participant shall receive a Termination Benefit equal to the vested portion of the Participant’s Account Balance determined as of the date of Termination of Employment.

8.2	Payment of Termination Benefit. The Termination Benefit shall be payable in Common Stock in a lump sum on the Payment Date. Actual payment may be made on a later date to the extent permitted under Code Section 409A and Treas. Reg. § 1.409A-3(d).

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 9

Beneficiary Designation

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of a Participating Employer in which the Participant participates. The Beneficiary designation shall apply to Participant’s entire Account Balance notwithstanding, that it may be paid in varying forms based on Plan Year Account Balances.

9.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee or its designated agent.

9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1 and 9.2 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s estate.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participating Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

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AIP DEFERRED COMPENSATION PLAN

9.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Participating Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan participation shall terminate upon such full payment of benefits.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 10

Leave of Absence

10.1	Paid Leave of Absence. If a Participant is authorized by a Participating Employer for any reason to take a paid leave of absence from employment, the Participant shall continue to be considered actively employed by the Participating Employer and the Annual Deferral Amount shall be withheld during such paid leave of absence in accordance with the election of Section 3.2 of the Plan, except as otherwise cancelled in accordance with Section 3.3.

10.2	Unpaid Leave of Absence. If a Participant is authorized by a Participating Employer for any reason to take an unpaid leave of absence from employment, the Participant shall continue to be considered actively employed by the Participating Employer, but the Participant shall be excused from making deferrals until the date the Participant returns to paid employment status except as otherwise provided in accordance with Section 3.3. If no election was made for the Plan Year in which the Participant returns to paid status, then no Annual Deferral Amount shall be withheld. If a Participant is authorized by a Participating Employer to take an unpaid leave of absence from employment, Participant shall have a right to reemployment by the Participating Employer unless otherwise specifically provided in writing, for a period up to twelve (12) months from the commencement of the Participant’s leave of absence (paid or unpaid) and shall be considered to have a Termination of Employment on the first date immediately following the 12-month period for purposes of this Plan.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 11

Termination, Amendment or Modification

11.1	Termination. The Board reserves the right to terminate the Plan at any time. The Board has the right to terminate or suspend any future Plan Year Annual Deferral Amount or Participating Employer Matching Contributions at any time and a Participant has the right to choose not to make any Annual Deferral contributions for any future Plan Year. The Board in its sole discretion has the right to unilaterally terminate this Plan and provide for accelerated payment of benefits that may be vested hereunder, to the extent compliant with Code Section 409A:

(a)	within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i) the calendar year in which the Plan terminates under this subsection;

(ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) the first calendar year in which the payment is administratively practicable.

(b)	within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Reg. Section 1.409A-3(i)(5)); provided that all substantially similar arrangements for the Participant are also terminated; or

(c)	at any time if all arrangements that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) are terminated and liquidated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination and all payments are made within twenty-four (24) months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan (the “Termination Date”) and no new arrangement that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) is adopted within three (3) years following the Termination Date; or

(d)	at such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

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AIP DEFERRED COMPENSATION PLAN

11.2	Amendment. The Board may at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease the vested portion of a Participant’s Account Balance, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire or incurred a Disability on or before the effective date of such amendment or modification to receive benefits in the manner s/he elected.

11.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all Participating Employers, the Committee and the EBC for all obligations to a Participant under this Plan, and the Participant’s Plan participation shall terminate.

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

ARTICLE 12

Administration

12.1	Committee Duties. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan, consistent with the Committee’s Charter. The EBC shall have the authority to make any legal or administrative amendments to the Plan consistent with the EBC Charter. Any member of the Committee, or as applicable of the EBC, must recuse himself or herself on any matter regarding the disposition of their own claim or appeal under the Plan that comes before the Committee or the EBC.

12.2	Agents. In the administration of this Plan, the Committee or the EBC may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to a Participating Employer.

12.3	Binding Effect of Decisions. The decision or action of the Committee, or the EBC, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4	Indemnity of Committee. The Participating Employers shall jointly and severally indemnify and hold harmless the members of the Committee and the EBC against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, the EBC, or any of its members.

12.5	Participating Employer Information. To enable the Committee to perform its functions, the Participating Employers shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of Participants, and such other pertinent information as the Committee may reasonably require.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 13

Claims Procedures

13.1	Claims for Benefits. Participant, or Participant’s Beneficiary (“claimant” for purposes of this section), may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such claimant under this Plan. All claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

13.2	Claim Denial. The Committee shall consider a claimant’s claim within sixty (60) days of the making of the claim, and shall notify the claimant in writing:

(a)	that the claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth below.

13.3	Claim Appeal. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a claimant (or the claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure begins, the claimant (or the claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

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AIP DEFERRED COMPENSATION PLAN

13.4	Appeal Decision. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent provisions of this Plan upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

13.5	Requirement for Exhaustion. A claimant’s compliance with the foregoing provisions of this Article XIII is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

13.6	Delay for Information. In the event that the Committee requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Committee.

13.7	Disability Claims. If a claimant challenges the determination of Disability under this Plan, then Sections 13.2 and 13.3 shall be read with “45” instead of “60” in the number of days in such section, and Section 13.4 shall be read with “45” instead of “60” and “90” instead of “120” days in such section.

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AIP DEFERRED COMPENSATION PLAN

ARTICLE 14

Miscellaneous

14.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of any Participating Employer. Any and all of each Participating Employer’s assets shall be, and remain, the general, unpledged and unrestricted assets of each such Participating Employer. The applicable Participating Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to the Participants.

14.2	Participating Employer’s Liability. A Participating Employer’s liability for the payment of benefits shall be defined only by the Plan. The Participating Employers shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

14.3	FICA and Other Taxes. Participating Employers shall withhold an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any amounts deferred or benefits received under this Plan.

14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

14.5	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of a Participating Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

14.6	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between a Participating Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of a Participating Employer either as an employee or a director, or to interfere with the right of a Participating Employer to discipline or discharge the Participant at any time.

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AIP DEFERRED COMPENSATION PLAN

14.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.8	Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

14.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Del Monte Corporation

Compensation and Employee Benefits Committee

c/o Del Monte Corporation

One Market P.O. Box 193575

San Francisco, CA 94119-3575

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participating Employers and their successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

14.13	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

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AIP DEFERRED COMPENSATION PLAN

14.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.16	Counterparts. This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.

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AIP DEFERRED COMPENSATION PLAN

IN WITNESS WHEREOF, the Corporation has executed, by a duly authorized officer, this Plan document on December 31, 2008.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Senior Vice President, Chief Human Resources Officer